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                                                                                                                        Exhibit 12-a

                                                  MORGAN STANLEY DEAN WITTER & CO.

                                                 Ratio of Earnings to Fixed Charges
                                                       (Dollars in millions)

                                                                      Six Months Ended
                                                                    ---------------------                  Fiscal Year
                                                                    May 31,       May 31,      -----------------------------------
                                                                     2000           1999        1999          1998           1997
                                                                    -------       -------      -------       -------       -------
Earnings:
   Income before income taxes(l) ................................   $ 4,727        $3,530      $ 7,728       $ 5,385       $ 4,274
   Add:    Fixed charges, net ...................................     8,421         6,214       12,725        13,614        10,898
                                                                    -------        ------      -------       -------       -------
     Income before income taxes and fixed charges, net ..........   $13,148        $9,744      $20,453       $18,999       $15,172
                                                                    =======        ======      =======       =======       =======

Fixed charges:
   Total interest expense .......................................   $ 8,352        $6,157      $12,616       $13,514       $10,806
   Interest factor in rents .....................................        69            57          109           100            92
                                                                    -------        ------      -------       -------       -------
         Total fixed charges ....................................   $ 8,421        $6,214      $12,725       $13,614       $10,898
                                                                    =======        ======      =======       =======       =======
Ratio of earnings to fixed charges ..............................       1.6           1.6          1.6           1.4           1.4


(1) 1998 Income before income taxes does not include a cumulative effect of accounting change.

"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.
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